Exhibit 97

ResMed Inc.
Compensation Recovery Policy
This Compensation Recovery Policy (the “Policy”) is intended to maintain a culture of focused, diligent, and responsible management and to ensure compliance with applicable laws by ResMed Inc., its subsidiaries, and affiliates (together, “ResMed”). ResMed has adopted this Policy, effective as of October 2, 2023 (the “Effective Date”). Capitalized terms are defined in Section 11.
1.Persons Subject to Policy
This Policy applies to current and former Officers of ResMed.
2.    Compensation Subject to Policy
This Policy applies to Incentive-Based Compensation received on or after the Effective Date. For purposes of this Policy, the date on which Incentive-Based Compensation is “received” will be determined under the Applicable Rules, which generally provide that Incentive-Based Compensation is “received” in ResMed’s fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.
3.    Recovery of Compensation
If ResMed is required to prepare a Restatement, ResMed must recover, reasonably promptly, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee determines that recovery would be Impracticable. Recovery will be required in accordance with the preceding sentence regardless of whether the applicable Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by ResMed. For clarity, the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any person’s right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with ResMed.

Adopted August 17, 2023 | Effective October 2, 2023

In addition, ResMed will recover compensation earned based on performance goals that do not relate to a Financial Reporting Measure and/or to awards that vest based on continued employment or service, and in each case, such recovery shall occur in the amount and manner determined by the Compensation Committee.
4.    Manner of Recovery; Limitation on Duplicative Recovery
The Committee will, in its sole discretion, determine the manner of recovery of any Erroneously Awarded Compensation, which may include, without limitation, reduction or cancellation by ResMed of Incentive-Based Compensation, Erroneously Awarded Compensation or solely time-vesting equity awards, reimbursement or repayment by any Officer subject to this Policy of the Erroneously Awarded Compensation, and, to the extent permitted by law, an offset of the Erroneously Awarded Compensation against other compensation payable by ResMed to the Officer. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by ResMed under Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by ResMed from the recipient of such Erroneously Awarded Compensation must be credited to the amount of Erroneously Awarded Compensation required to be recovered under this Policy from the recipient.
5.    Administration
This Policy shall be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Board of Directors of ResMed (the “Board”) may re-vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law, and if the Board does so, then references in this Policy to the “Committee” will refer to the Board. Subject to any permitted review by the applicable national securities exchange or association under the Applicable Rules, all determinations and decisions made by the Committee will be final, conclusive and binding on all persons, including ResMed and its stockholders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of ResMed, as permitted under applicable law, including any Applicable Rules.
6.    Interpretation
This Policy must be interpreted and applied consistently with the requirements of the Applicable Rules, and to the extent this Policy is inconsistent with the Applicable Rules, it will be deemed amended to the minimum extent necessary to ensure compliance with the Applicable Rules.
7.    No Indemnification; No Liability
ResMed will not indemnify or insure any person against the loss of any Erroneously Awarded Compensation under this Policy, nor shall ResMed directly or

Adopted August 17, 2023 | Effective October 2, 2023

indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy. None of ResMed, or any member of the Committee or the Board will have any liability to any person as a result of actions taken under this Policy.
8.    Application; Enforceability
As of the Effective Date, this Policy amends, restates and supersedes in its entirety the Company’s Compensation Recovery Policy, effective as of July 1, 2017. Except as set forth herein or otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any other clawback, recoupment, forfeiture or similar policies or provisions of ResMed, including any policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan, award agreement or similar plan, program or agreement of ResMed, or required under applicable law (the “Other Recovery Arrangements”). The remedy specified in this Policy is not exclusive and is in addition to every other right or remedy that may be available to ResMed.
9.    Severability
The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, that provision will be applied to the maximum extent permitted, and will automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
10.    Amendment and Termination
The Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion. This Policy will terminate automatically when ResMed does not have a class of securities listed on a national securities exchange or association.
11.    Definitions
    “Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1, the listing rules of the national securities exchange or association on which ResMed’s securities are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which ResMed’s securities are listed.
“Committee” means the committee of the Board responsible for executive compensation decisions comprised solely of independent directors (as determined under the Applicable Rules), or in the absence of such a committee, a majority of the independent directors serving on the Board.

Adopted August 17, 2023 | Effective October 2, 2023

“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by an Officer that exceeds the amount of Incentive-Based Compensation that would have been received by the Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing ResMed’s financial statements, and any measures derived wholly or in part from such measures, including GAAP, IFRS and non-GAAP/IFRS financial measures, as well as stock or share price and total stockholder return.
“GAAP” means United States generally accepted accounting principles.
“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.
“Impracticable” means (a) the direct costs paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that ResMed has (i) made reasonable attempts to recover the Erroneously Awarded Compensation, (ii) documented such attempt(s), and (iii) provided that documentation to the relevant listing exchange or association, (b) to the extent permitted by the Applicable Rules, the recovery would violate ResMed’s home country laws pursuant to an opinion of home country counsel; provided that ResMed has (i) obtained an opinion of home country counsel, acceptable to the relevant listing exchange or association, that recovery would result in such violation, and (ii) provided such opinion to the relevant listing exchange or association, or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of ResMed, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations under those statutes.
“Incentive-Based Compensation” means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures, and any equity compensation that vests based on continuation of employment, including stock options, and received by a person: (a) after such person began service as an Officer; (b) who served as an Officer at any time during the performance period for that compensation; (c) while ResMed has a class of its securities listed on a national securities exchange or association; and (d) during the applicable Three-Year Period
“Officer” means each person who serves or served (during any portion of the relevant time period) as an executive officer of ResMed, as defined in Rule 10D-1(d) under the Exchange Act, and any other key employees of ResMed who the Committee may designate in writing as subject to the Policy from time to time, including after the

Adopted August 17, 2023 | Effective October 2, 2023

determination that ResMed is required to prepare a Restatement in accordance with this Policy..
“Restatement” means an accounting restatement to correct ResMed’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of ResMed authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that ResMed is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs ResMed to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in ResMed’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of ResMed’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.